Exhibit 99.1

Candel Therapeutics Announces $100M Royalty Funding Agreement with RTW to Support the Potential Launch of Aglatimagene Besadenovec (CAN-2409) in Localized Prostate Cancer

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RTW committed $100M in U.S. launch funding, subject to U.S. Food and Drug Administration (FDA) approval of aglatimagene besadenovec (aglatimagene or CAN-2409) for intermediate- to high-risk localized prostate cancer
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Royalties based on annual net sales of aglatimagene in the U.S.
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Funds will strengthen the Company’s balance sheet for potential U.S. commercial launch of aglatimagene in intermediate- to high-risk localized prostate cancer

NEEDHAM, Mass., Feb. 19, 2026 (GLOBE NEWSWIRE). Candel Therapeutics, Inc. (Candel or the Company) (Nasdaq: CADL), a clinical-stage biopharmaceutical company focused on developing multimodal biological immunotherapies to help patients fight cancer, today announced a $100 million royalty funding agreement with funds managed by RTW Investments, LP (RTW), subject to FDA approval of aglatimagene in intermediate- to high-risk, localized prostate cancer.

“This non-dilutive strategic financing will support the U.S. launch of aglatimagene besadenovec, assuming FDA approval, and will allow us to further invest in what we believe will be a world class commercial program” said Paul Peter Tak, M.D., Ph.D., FMedSci, President and CEO of Candel. “We remain on track to submit the BLA for aglatimagene in Q4 of this year, and we look forward to collaborating with the FDA to pursue an expeditious approval of aglatimagene. We are thrilled with our RTW partnership, as we seek to provide a new treatment option for patients in the early stages of prostate cancer who are treated with curative intent, a disease that has seen minimal innovation over the past two decades.”

“The pivotal phase 3 clinical trial demonstrated the potential of aglatimagene besadenovec in early, localized prostate cancer, and today’s commitment reflects our confidence in Candel and the strong commercial potential of this therapy,” said Roderick Wong, M.D., Managing Partner and Chief Investment Officer, RTW Investments, LP. “We are proud to partner with the Candel management team and look forward to supporting their efforts to bring this meaningful treatment to patients with localized prostate cancer.”

The commercial launch royalty financing will become available upon FDA’s approval of aglatimagene, and satisfaction of certain other customary conditions. Under the terms of the agreement, RTW will receive a tiered single digit percentage of annual net sales of aglatimagene in the U.S., subject to a cap.

About Candel Therapeutics

Candel is a clinical-stage biopharmaceutical company focused on developing off-the-shelf multimodal biological immunotherapies that elicit an individualized, systemic anti-tumor immune response to help patients fight cancer. Candel has established two clinical-stage multimodal biological immunotherapy platforms based on novel, genetically modified adenovirus and herpes simplex virus (HSV) gene constructs, respectively. Aglatimagene besadenovec (CAN-2409 or aglatimagene) is the lead product candidate from the adenovirus platform. The Company recently completed successful phase 2a clinical trials of aglatimagene in non-small cell lung cancer (NSCLC) and pancreatic ductal adenocarcinoma (PDAC), and a pivotal, placebo-controlled, phase 3 clinical trial of aglatimagene in localized prostate cancer, conducted under a Special Protocol Assessment agreed with the U.S. Food and Drug Administration (FDA). The FDA also granted Fast Track Designation, Regenerative Medicine Advanced Therapy Designation to aglatimagene for the treatment of newly diagnosed localized prostate cancer in patients with intermediate-to-high-risk disease, Fast Track Designation in NSCLC, and both Fast Track Designation and Orphan Drug Designation to aglatimagene for the treatment of PDAC.

Linoserpaturev (CAN-3110) is the lead product candidate from the HSV platform and is currently in an ongoing phase 1b clinical trial in recurrent high-grade glioma, evaluating the effects of repeat linoserpaturev injections. Initial results were published in Nature and Science Translational Medicine and linoserpaturev received Fast Track Designation and Orphan Drug Designation from the FDA. Finally, Candel’s enLIGHTEN™ Discovery Platform is a systematic, iterative HSV-based discovery platform leveraging human biology and advanced analytics to create new viral immunotherapies for solid tumors.

For more information about Candel, visit: www.candeltx.com

Forward-Looking Statements

Various statements in this release concerning the timing, size, structure and completion of the proposed public offering on the anticipated terms or at all may constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, as amended, and other federal securities laws. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of substantial risks and uncertainties, many of which are outside Candel’s control, that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include fluctuations in Candel’s stock price, changes in market conditions, the final terms of the public offering and satisfaction of customary closing conditions related to the public offering, as well as those risks more fully discussed in the section entitled “Risk Factors” in the prospectus supplement and registration statement referenced above, Candel’s Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 13, 2025 with the SEC and subsequent filings with the SEC including Candel’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. There can be no assurance that Candel will be able to complete the public offering on the anticipated terms. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and Candel undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

Investor Contact
Theodore Jenkins
Vice President, Investor Relations and Business Development
Candel Therapeutics, Inc.
tjenkins@candeltx.com

Media Contact
Ben Shannon
ICR Healthcare

CandelPR@icrhealthcare.com